UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

1450 Broadway, 24th Floor
New York, New York 10018

(Address of principal executive offices and zip code)

(212) 582-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2014, the Compensation Committee (the “Committee”) of Harris & Harris Group, Inc. (the “Company”) awarded bonuses for 2014 in the amount of $75,000, $75,000, $75,000 $75,000, and $50,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Managing Director; Daniel B. Wolfe, President, Chief Operating Officer, and Managing Director; Alexei A. Andreev, Executive Vice President and Managing Director; Misti Ushio, Executive Vice President and a Managing Director; and Patricia N. Egan, Chief Financial Officer and Chief Compliance Officer, respectively. The bonuses were awarded based primarily on achievement of certain performance goals that occurred in 2014, and to provide market-competitive total compensation for the named executive officers based on market data provided by the Committee’s independent compensation consultant. The Committee also used its discretion to award an additional bonus to be paid to the named executive officers during the first half of 2015 in the amounts of $50,000, $50,000, $50,000, $50,000 and $30,000 to each of Mr. Jamison, Mr. Wolfe, Mr. Andreev, Ms. Ushio and Ms. Egan, respectively.

On October 29, 2014, the Committee increased the base salaries of the named executive officers from $332,000 in 2014 to $350,000 in 2015 for Mr. Jamison; from $322,000 in 2014 to $335,000 in 2015 for Mr. Wolfe; from $311,000 in 2014 to $330,000 in 2015 for Ms. Ushio; from $311,000 in 2014 to $325,000 in 2015 for Mr. Andreev; and from $225,000 in 2014 to $250,000 in 2015 for Ms. Egan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2014	HARRIS & HARRIS GROUP, INC.

	By:	/s/ Douglas W. Jamison
Douglas W. Jamison
Chief Executive Officer